FOR IMMEDIATE RELEASE

Contact:	Michele M. Thompson President and Chief Financial Officer
Phone:	(219) 362-7511
Fax:	(219) 326-6048

LAPORTE BANCORP, INC. ANNOUNCES EARNINGS
FOR THE THIRD QUARTER OF 2015

LaPorte, Indiana, October 23, 2015 – LaPorte Bancorp, Inc. (the “Company”) (Nasdaq: LPSB), the holding company for The LaPorte Savings Bank (the “Bank”), reported net income of $1.1 million, or $0.20 per diluted share, for the three months ended September 30, 2015, compared to $1.3 million, or $0.25 per diluted share, for the three months ended September 30, 2014. Net income for the nine months ended September 30, 2015 was $3.3 million, or $0.63 per diluted share, compared to $3.4 million, or $0.62 per diluted share, for the nine months ended September 30, 2014.

Lee A. Brady, Chief Executive Officer of LaPorte Bancorp, Inc. commented, “We are pleased to see continued growth in our commercial loan portfolio during the third quarter compared to the prior year period, which continues to be a strategic focus for us going forward. Commercial loans increased 28.2%, or $33.4 million, at September 30, 2015 compared to December 31, 2014. Our third quarter operating results were solid, although down slightly from the prior year periods, primarily due to increases in noninterest expense and the provision for loan losses. The increase in the total loan portfolio did contribute to an increase to the allowance.”

Mr. Brady continued, “Our tangible book value per share increased to $13.61 at September 30, 2015 from $13.00 per share at December 31, 2014, primarily due to an increase in shareholders’ equity combined with a decrease in outstanding shares due to repurchase activity during 2015. Through October 21, 2015, we have repurchased 181,881 shares at an average price of $12.70 per share under this plan. Since the completion of our second step conversion in October 2012, we have repurchased 787,690 shares at an average price per share of $11.33. In addition, we remain well capitalized for regulatory purposes at September 30, 2015.”

Three Months Ended September 30, 2015 Compared to Three Months Ended September 30, 2014

Net interest income was relatively stable at $3.9 million for the three months ended September 30, 2015 and 2014. Net interest margin increased five basis points to 3.29% for the three months ended September 30, 2015 compared to 3.24% for the prior year period. Net interest income increased due to an $83,000 decrease in interest expense as the average balance of interest-bearing liabilities decreased by $11.7 million, or 3.1%, and the average cost of interest-bearing liabilities decreased by six basis points for the three months ended September 30, 2015 as compared to the prior year period. Partially offsetting these decreases was a decrease of $40,000 in interest income due to lower average balances and average yields on interest-earning assets.

Interest income decreased slightly by $40,000, or 0.9%, to $4.6 million for the three months ended September 30, 2015 compared to the prior year period. During the third quarter of 2015, interest income on securities available for sale decreased $187,000, or 21.7%, to $676,000 compared to the same 2014 period primarily due to a decrease of $29.2 million, or 18.5%, in the average balance of these securities to $128.7 million for the third quarter of 2015 from $157.9 million for the third quarter of 2014. The decrease in taxable securities was primarily used to fund the increase in loan balances in addition to shifting a portion of taxable securities to interest earning time deposits, which resulted in shorter durations but lower yields. Management believes this strategy to be prudent given the uncertainty with the

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current interest rate environment. Partially offsetting this decrease in interest income on securities was a $120,000 increase in interest income from loans to $3.8 million for the third quarter of 2015 compared to the prior year period primarily due to a 3.6% increase in the average balance of loans outstanding to $309.2 million for the third quarter of 2015 from $298.3 million for the prior year period.

Interest income on commercial construction loans increased $110,000, or 500.0%, during the third quarter of 2015 primarily due to a $9.6 million, or 473.2%, increase in the average balance of these loans from the prior year period as a result of new loan originations and participations purchased in 2015. Interest income on five or more family commercial real estate loans increased $65,000, or 26.0%, during the third quarter of 2015 primarily due to an 18.4% increase in the average balances on these loans for the third quarter of 2015 when compared to the prior year period. Interest income on commercial land loans increased $43,000, or 62.3%, due to a 46.4% increase in the average balance of these loans during the third quarter of 2015 when compared to the prior year period. Interest income on home equity loans and lines of credit increased $17,000, or 12.8%, due to a 17.5% increase in the average balance of these loans during the third quarter of 2015 when compared to the prior year period as a result of focused efforts to generate new consumer loan originations during 2015.

Partially offsetting the above mentioned increases, interest income on mortgage warehouse loans decreased $90,000, or 6.0%, during the third quarter of 2015 primarily due to an $18.0 million, or 14.9%, decrease in the average balance of these loans when compared to the prior year period. Our outstanding mortgage warehouse balances were impacted by the levels of participations sold during the quarter as two financial institutions were participants in our warehouse lending program for the entire third quarter of 2015. The decrease in the warehouse balances will assist in funding the increase in the commercial loan portfolio. Overall, the number of transactions and activity increased from the prior year period due to an increase in the number and limits of our warehouse lines. We implemented the participation program with other financial institutions to allow us to continue to grow our customer base and provide ample funding for all of our warehouse customers without increasing our outstanding balances. We continue to receive fee income related to all warehouse transactions in addition to servicing income on the participated balances. Interest income on commercial and industrial loans also decreased $35,000, or 19.0%, during the third quarter of 2015 as the average balance and the average yield earned on these loans for the third quarter of 2015 decreased from the comparable prior year quarter.

Interest expense decreased $83,000, or 10.6%, to $700,000 for the three months ended September 30, 2015 from $783,000 for the prior year period. Interest expense on deposit accounts decreased $121,000, or 27.9%, to $312,000 for the third quarter of 2015 primarily due to a 43 basis point decrease in the average cost of certificates of deposit and IRAs combined with a 4.4% decrease in the average outstanding balance of these deposits when compared to the prior year period.

In addition, interest expense on borrowings increased $38,000 during the third quarter of 2015 from the prior year period. Interest expense related to Federal Home Loan Bank (“FHLB”) advances increased $36,000 during the third quarter of 2015 primarily due to a 60 basis point increase in the average cost of these borrowings as two of the Bank’s 2015 $10.0 million notional forward-starting swaps tied to $10.0 million FHLB advances started in March and June 2015. The fixed interest rates associated with these swaps are 2.09% and 2.23%, respectively, with the Bank receiving one month LIBOR. These swaps mature in five years in March and June 2020, respectively. Partially offsetting the increase in the cost of FHLB advances is a $13.9 million decrease in the average balance of these borrowings when compared to the prior year period.

The provision for loan losses increased $100,000 during the third quarter of 2015 from the prior year period, primarily due to an increase in charge-offs, which were all specifically reserved for prior to the third quarter of 2015, and an increase in total loan balances at September 30, 2015.

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Noninterest income increased $12,000, or 1.7%, to $699,000 for the three months ended September 30, 2015 from $687,000 for the prior year period. Gains on mortgage banking activities increased $31,000 as mortgage originations from purchase activity and associated sales were higher during the third quarter of 2015 when compared to the prior year period. Wire transfer fees increased $31,000 during the third quarter of 2015 due to the increase in mortgage warehouse activity when compared to the prior year period. Loan servicing fees also increased by $12,000 due to $32,000 of servicing fees recorded on mortgage warehouse loan participations offset by higher provisions for mortgage servicing rights during the third quarter of 2015 when compared to the prior year period. In addition, net gains on the sales of securities increased $10,000 when compared to the prior year period. Partially offsetting these increases was a $16,000 decrease in service charges on deposit accounts due to lower overdraft-related fees and service charges on checking accounts during the third quarter of 2015. Net gains on other assets decreased $4,000 during the third quarter of 2015, primarily due to a $17,000 write-down on our branch property in Rolling Prairie that is held for sale. Other income decreased $53,000 from the prior year period, primarily due to timing differences of reimbursable loan closing expenses and other miscellaneous income items.

Noninterest expense increased $252,000, or 8.6%, to $3.2 million for the three months ended September 30, 2015 when compared to the prior year period. Salaries and employee benefits expense increased $114,000, which included an increase in payroll expense of $34,000 related to annual merit increases, the addition of a commercial lender, and higher mortgage commissions during the third quarter of 2015 when compared to the prior year period. Stock-based compensation expense increased $111,000 during the third quarter of 2015 when compared to the prior year period due to the stock option and restricted stock awards granted during the fourth quarter of 2014. The expense related to the Company’s employee stock ownership plan also increased $15,000 in the third quarter of 2015 due to our increasing stock price. Group insurance costs increased $13,000 due to higher health care costs in 2015. These increases were partially offset by a $72,000 increase in deferred lending costs due to increased commercial and mortgage loan originations during the third quarter of 2015 when compared to the prior year period.

Collection and other real estate owned expenses increased $43,000 due to legal and collection costs during the third quarter of 2015. Bank examination expenses increased $32,000 due to the timing of audits and reviews for the third quarter of 2015 compared to the prior year period. Data processing expense increased $24,000 during the third quarter of 2015 due to higher core processing costs combined with upgrades to our disaster recovery and back up systems. Advertising expenses increased $21,000 during the third quarter of 2015 related to advertising for mortgages and home equity loans and lines of credit and mobile remote deposit capture. Other expenses also increased by $26,000 due to higher loss reserves related to our pooled captive insurance subsidiary and debit card fraud expense.

Income before income taxes decreased $297,000, or 18.3%, to $1.3 million for the three months ended September 30, 2015 from $1.6 million for the prior year period, which led to a decrease in income tax expense for the three months ended September 30, 2015 to $258,000 from $285,000 for the prior year period. The Company’s effective tax rate for the three months ended September 30, 2015 was 19.4%, an increase from 17.5% for the comparable 2014 period. The increase in the effective tax rate was primarily due to an increase in taxable income at the Company’s taxable entities combined with increased tax expense in California related to our mortgage warehouse activities.

Nine Months Ended September 30, 2015 Compared to Nine Months Ended September 30, 2014

Net interest income increased $798,000, or 7.2%, to $11.8 million for the nine months ended September 30, 2015 from $11.0 million for the prior year period. Net interest margin increased 21 basis points to 3.35% for the nine months ended September 30, 2015 compared to 3.14% for the prior year period. The increase in net interest income was primarily attributable to a $395,000, or 2.9%, increase in interest income as the average balance of interest earning assets increased by $2.1 million and the average yield earned on these assets increased 10 basis points from the prior year period. In addition, interest expense for the nine months ended September 30, 2015 decreased $403,000, or 16.9%, due to a 13 basis point decrease in the average cost of interest-bearing liabilities and a $7.0 million, or 1.9%, decrease in the average balance of interest-bearing liabilities for the nine months ended September 30, 2015 compared to the prior year period.

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The increase in interest income to $13.8 million for the nine months ended September 30, 2015 from $13.4 million for the prior year period was primarily due to an increase in loan interest income totaling $886,000 to $11.4 million as the average balance of loans outstanding increased by 10.0% to $308.8 million for the nine months ended September 30, 2015 from $280.6 million for the prior year period. The increase in the average balance of loans was partially offset by an eight basis point decrease in the average yield earned on loans due to current lower market interest rates and fees earned during the nine months ended September 30, 2015 compared to the prior year period.

Interest income on mortgage warehouse loans increased $702,000, or 18.3%, during the nine months ended September 30, 2015 due to a $12.2 million, or 11.6%, increase in the average balance of these loans and a 30 basis point increase in the average yield earned on these loans when compared to the prior year period. Our average outstanding mortgage warehouse balances increased during the nine months ended September 30, 2015 primarily due to an increase in the number of our warehouse lines. Our participation program with two other financial institutions has allowed us to continue to grow our customer base and provide ample funding for all of our warehouse customers without increasing our outstanding balances.

Interest income on commercial construction loans also increased $129,000, or 80.1%, during the nine months ended September 30, 2015 primarily due to a $5.9 million, or 218.0%, increase in the average balance of these loans which was partially offset by a decrease in loan fees earned when compared to the prior year period. Interest income on commercial land loans increased $99,000, or 48.3%, during the nine months ended September 30, 2015 primarily due to a $1.7 million, or 21.9%, increase in the average balance of these loans combined with a 78 basis point increase in their average yield earned when compared to the prior year period. Interest income on five or more family commercial real estate loans increased $59,000, or 9.1%, during the nine months ended September 30, 2015 primarily due to a $2.2 million, or 13.3%, increase in the average balance of these loans partially offset from a 19 basis point decrease in the average yield earned on these loans when compared to the prior year period. Interest income on home equity loans and lines of credit increased $51,000, or 13.1%, during the nine months ended September 30, 2015 primarily due to a $1.9 million, or 16.5%, increase in the average balance of these loans from the prior year period.

Partially offsetting the above mentioned increases, interest income on commercial and industrial loans decreased $86,000, or 16.4%, during the nine months ended September 30, 2015, which was primarily due to a $1.2 million, or 6.6%, decrease in the average balance of these loans and a 40 basis point decrease in the average yield earned on these loans. Interest income on commercial real estate loans decreased $85,000, or 2.7%, during the nine months ended September 30, 2015 due to a 20 basis point decrease in the average yield earned on these loans from the comparable prior year period. Interest income on consumer and other loans decreased $33,000, or 21.2%, during the nine months ended September 30, 2015 from the comparable prior year period due to low growth with lower current yields and repayments of higher-yielding automobile dealer loans.

Interest income on investment securities decreased $507,000 for the nine months ended September 30, 2015 compared to the prior year period primarily due to a $27.7 million, or 16.8%, decrease in the average outstanding balance of investment securities. During the nine months ended September 30, 2015, the Company sold approximately $21.5 million of investment securities available-for-sale and utilized $20.2 million of proceeds from maturities and principal repayments for liquidity purposes to fund increased loan balances and repay FHLB advances.

Interest expense decreased $403,000, or 16.9%, to $2.0 million for the nine months ended September 30, 2015 from $2.4 million for the prior year period. Interest expense on deposit accounts decreased $439,000, or 32.0%, to $932,000 for the nine months ended September 30, 2015 primarily due to a 52 basis point decrease in the average cost of certificates of deposit and IRAs combined with a 3.3% decrease in the average outstanding balance of these deposits when compared to the prior year period.

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Interest expense on borrowings increased $36,000 for the nine months ended September 30, 2015 from the prior year period. Interest expense on FHLB advances increased $60,000 for the nine months ended September 30, 2015 primarily due to a 19 basis point increase in the average cost of these borrowings and was partially offset by a $3.3 million decrease in the average balance of FHLB advances when compared to the prior year period. The average cost of these borrowings increased primarily due to the start of two of the Bank’s $10.0 million notional interest rate swaps which are each tied to a $10.0 million FHLB advance with fixed interest rates of 2.09% and 2.23%, respectively, with the Bank receiving one month LIBOR. These swaps mature in five years in March and June 2020, respectively. Partially offsetting the increase in interest expense on FHLB advances was a $24,000 decrease in interest expense on our subordinated debentures as the fixed-interest rate swap tied to this debt matured during the first quarter of 2014 causing the average cost of this debt to decrease by 62 basis points from the prior year period.

The provision for loan losses increased $255,000 for the nine months ended September 30, 2015 from the prior year period. This increase was primarily due to an increase in outstanding loan balances of $56.9 million at September 30, 2015 compared to September 30, 2014.

Noninterest income increased $170,000, or 8.7%, to $2.1 million for the nine months ended September 30, 2015 from $1.9 million for the prior year period. During the nine months ended September 30, 2015, we realized an increase in net gains on other assets of $126,000 compared to the prior year period due to lower write-downs on other real estate owned and assets held for sale. Wire transfer fees increased $96,000 during the nine months ended September 30, 2015 due to the increase in mortgage warehouse activity when compared to the prior year period. Gains on mortgage banking activities increased $81,000 as mortgage originations from purchase activity and associated sales were higher during the nine months ended September 30, 2015 when compared to the prior year period. Partially offsetting these increases was a $72,000 decrease in service charges on deposit accounts due to lower overdraft-related fees and service charges on checking accounts combined with the loss of a large deposit relationship during the first quarter of 2015. Other income decreased $73,000 due to timing differences of reimbursable loan closing expenses and other miscellaneous income items.

Noninterest expense increased $602,000, or 6.7%, to $9.6 million for the nine months ended September 30, 2015 when compared to the prior year period. Salaries and employee benefits expense increased $458,000, which included an increase in payroll expense of $214,000 related to annual merit increases, higher bonuses for mortgage warehouse employees due to its higher profitability, the addition of a commercial lender, and higher mortgage commissions during the nine months ended September 30, 2015 when compared to the prior year period. Stock-based compensation expense increased $338,000 during the nine months ended September 30, 2015 when compared to the prior year period due to the stock option and restricted stock awards granted during the fourth quarter of 2014. The expense related to the Company’s employee stock ownership plan also increased $42,000 during the nine months ended September 30, 2015 when compared to the prior year period due to our increasing stock price. Group insurance costs increased $39,000 due to higher health care costs in 2015. These increases were partially offset by a $215,000 increase in deferred lending costs due to increased commercial and mortgage loan originations during the nine months ended September 30, 2015 when compared to the prior year period.

Bank examination fees increased by $87,000 during the nine months ended September 30, 2015 when compared to the prior year period due to timing of audits and reviews, including $17,500 in consent fees for the 2013 audited financial statements of the Company and its 401(k) employee benefit plan which was paid to our previous independent registered public accounting firm. Advertising expenses increased $56,000 during the nine months ended September 30, 2015 when compared to the prior year period as we increased our advertising for mortgages and home equity loans and lines of credit and mobile remote deposit capture during 2015. Data processing expenses also increased $24,000 primarily due to increased core processing costs combined with an upgrade of our disaster recovery and back up systems. Partially offsetting these increases was a $35,000 decrease in FDIC insurance due to our Tier 1 leverage capital ratio and improving asset quality trends for the nine months ended September 30, 2015 compared to the prior year period.

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Income before income taxes increased $111,000, or 2.8%, to $4.1 million for the nine months ended September 30, 2015 from $4.0 million for the prior year period which led to a $169,000 increase in income tax expense for the nine months ended September 30, 2015 to $739,000 from $570,000 for the prior year period. The Company’s effective tax rate for the nine months ended September 30, 2015 was 18.1%, an increase from 14.3% for the comparable 2014 period. The increase in the effective tax rate was primarily due to increased pre-tax income at the Company’s taxable entities combined with increased tax expense in California related to our mortgage warehouse activities.

Asset Quality

Total nonperforming assets decreased $884,000, or 17.4%, to $4.2 million at September 30, 2015 from $5.1 million at December 31, 2014, and the nonperforming assets to total assets ratio decreased to 0.77% at September 30, 2015 from 0.98% at December 31, 2014.

During the third quarter of 2015, nonperforming loans decreased $260,000 to $3.6 million at September 30, 2015 from $3.9 million at June 30, 2015. Nonperforming consumer loans decreased due to the partial paydown from the sale of collateral and remaining $103,000 charge-off of one loan that totaled $203,000. Commercial land nonaccrual loans decreased primarily due to one loan being reclassified to commercial real estate nonaccrual loans and $28,000 of payments received related to another nonaccruing commercial land loan during the quarter. In addition, residential mortgage nonaccrual loans decreased $55,000 from June 30, 2015 due to one loan totaling $122,000 being transferred to accrual status as the borrower has been making payments in accordance with their agreement and one loan being transferred to other real estate owned during the quarter. The decreases in residential nonaccrual loans were offset by one loan totaling $148,000 being transferred to nonaccrual during the quarter. In addition, one home equity loan totaling $37,000 was transferred to nonaccrual status during the third quarter of 2015. Total nonperforming loans decreased $795,000 to $3.6 million at September 30, 2015 from $4.4 million at December 31, 2014. At September 30, 2015, our nonperforming loans to total loans ratio improved to 1.02% from 1.17% at June 30, 2015 and from 1.43% at December 31, 2014 as a result of the decrease in nonperforming loans and the increase in total loans outstanding at September 30, 2015.

Other real estate owned totaled $558,000 at September 30, 2015 and June 30, 2015 and decreased $91,000 from $649,000 at December 31, 2014. The decrease from the prior year end was primarily due to the sale of four properties totaling $217,000 and partially offset by the transfer of a $80,000 commercial and commercial real estate loan relationship and a $46,000 residential mortgage loan to other real estate owned during the nine months ended September 30, 2015.

The Company’s analysis for the allowance for loan losses for the third quarter of 2015 reflected continued improvement in several asset quality metrics and trends, including nonperforming loans, classified assets, troubled debt restructurings, delinquencies, and current economic conditions. However, primarily due to an increase in charge-offs, which were all specifically reserved for prior to the third quarter of 2015, and an increase in total loan balances at September 30, 2015, the Company recorded a provision for loan losses totaling $100,000 during the third quarter of 2015, compared to no provision during the prior year period. Net charge-offs for the three months ended September 30, 2015 increased to $153,000, primarily due to the $103,000 charge-off related to the consumer loan described above and a $30,000 charge-off related to a residential mortgage loan transferred to other real estate owned, compared to $15,000 in net charge-offs for the prior year period.

The allowance for loan losses totaled $3.7 million at September 30, 2015, $3.7 million at June 30, 2015, and $3.6 million at December 31, 2014. The allowance for loan losses to nonperforming loans ratio increased to 101.3% at September 30, 2015 compared to 95.9% at June 30, 2015 and 81.3% at December 31, 2014 primarily due to the decrease in the Company’s nonperforming loan balances during 2015. The allowance for loan losses to total loans ratio decreased to 1.03% at September 30, 2015 from 1.12% at June 30, 2015 and 1.16% at December 31, 2014 primarily due to the increase in total loans at September 30, 2015 from June 30, 2015 and December 31, 2014.

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Balance Sheet Highlights

Total assets at September 30, 2015 increased by $26.1 million, or 5.0%, to $544.7 million compared to $518.6 million at December 31, 2014, primarily due to increases in outstanding loan balances, investments in time deposits at other financial institutions, and federal funds sold balances. Sales of and principal paydowns on investment securities available-for-sale were utilized to fund the increased loan volume during 2015. As such, investment securities available-for-sale decreased $30.4 million, or 19.6%, to $124.9 million at September 30, 2015 from $155.2 million at December 31, 2014.

At September 30, 2015, loans totaled $356.3 million, a 15.0% increase from $309.7 million at December 31, 2014. The increase was primarily due to an increase totaling $33.4 million, or 28.2%, in commercial loans to $151.7 million at September 30, 2015 from $118.3 million at December 31, 2014. The increase was primarily due to new originations and purchased participations as well as fundings of commercial real estate, construction, and land loans during 2015. The Company originated $19.1 million in commercial real estate loans, of which $5.5 million was to one borrower. The Company also originated $4.6 million in commercial land loans and $20.3 million in commercial construction loans, of which $11.6 million were purchased participations. During the nine months ended September 30, 2015, the Company funded $8.7 million on commercial construction loans originated or purchased during 2015 as well as $2.0 million on previously originated commercial construction loans.

Mortgage warehouse loans increased $8.8 million, or 6.6%, to $141.4 million at September 30, 2015 from $132.6 million at December 31, 2014 primarily due to the increased number of mortgage warehouse lines. Total funding volume for mortgage warehouse has increased 66.3% during the nine months ended September 30, 2015 compared to the prior year period as we continue to add lines and diversify our portfolio geographically. We are able to add these lines and provide the availability to our customers due to the two mortgage warehouse loan participations that began during 2015 which funds additional warehouse activity when customer demand increases, primarily at month end, or when there are backlogs in the secondary markets. The participation program allows us to utilize our liquidity to fund commercial loan growth while retaining processing, servicing, and wire transfer fees related to the mortgage warehouse loans.

Total deposits at September 30, 2015 decreased slightly by $641,000, or 0.2%, to $340.1 million from $340.8 million at December 31, 2014 primarily due to a $14.5 million decrease in certificates of deposit and IRAs, which included $9.7 million of matured brokered deposits. Partially offsetting this decrease were increases of $7.6 million in non-interest bearing accounts, $5.0 million in interest bearing demand deposit accounts, and $3.5 million in savings accounts. The Company continues to focus on growing core deposits to provide additional liquidity and is in the process of implementing a new checking rewards program which will pay a higher rate of interest on limited balances within checking and related savings accounts should the customer qualify during each statement cycle. While the Company anticipates that its cost of deposits may increase as these balances grow, it also anticipates an increase in debit card income as one of the qualifications for customers will be to utilize their debit cards at least twelve times in the cycle.

Borrowings totaled $114.1 million at September 30, 2015, an increase of 26.6% from $90.1 million at December 31, 2014. The increase in borrowings was primarily due to the utilization of our short-term lines of credit to fund the increase in loan demand, primarily short-term mortgage warehouse loans at the end of the third quarter of 2015.

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Total shareholders’ equity increased $2.0 million, or 2.4%, to $84.4 million at September 30, 2015, compared to $82.4 million at December 31, 2014 due to net income totaling $3.3 million for the nine months ended September 30, 2015. Partially offsetting this increase was a $1.4 million decrease in additional paid-in capital as a result of the Company repurchasing 109,168 shares of its common stock during the nine months ended September 30, 2015 in accordance with its previously announced repurchase plans. During 2014, the Company announced its fourth repurchase plan for 5%, or approximately 280,800 shares, of its then outstanding common stock. At September 30, 2015, the Company had repurchased 181,881 shares under this plan. Cash dividends paid during the nine months ended September 30, 2015 totaled $673,000 and also reduced the Company’s shareholders’ equity from December 31, 2014. At September 30, 2015, the Bank continued to be well capitalized under its applicable regulatory capital requirements.

LaPorte Bancorp, Inc. is a Maryland-chartered stock holding company. The Company is headquartered at 710 Indiana Avenue, LaPorte, Indiana. Founded in 1871, The LaPorte Savings Bank is an Indiana-chartered savings bank that operates seven full service locations in the LaPorte and Porter County regions in Northwest Indiana and a mortgage loan production office in St. Joseph, Michigan. As a community-oriented savings bank, the Bank offers a variety of deposit and loan products to individuals and small businesses. Investors may obtain additional information about LaPorte Bancorp, Inc. and the Bank on the Internet at www.thelpsb.com under Investor Relations. All information at and for the periods ended September 30, 2015 and 2014 has been derived from unaudited financial information.

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LAPORTE BANCORP, INC.
Condensed Consolidated Statements of Income
(Unaudited)
(Dollars in thousands, except per share data)

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Income Statement Data
Loans, including fees	$3,841	$3,936	$3,721	$11,378	$10,492
Taxable securities	292	349	452	1,051	1,500
Tax exempt securities	384	389	411	1,181	1,239
Federal Home Loan Bank stock	45	42	39	130	132
Other interest income	42	20	21	81	63
Total Interest and dividend income	4,604	4,736	4,644	13,821	13,426
Deposits	312	326	433	932	1,371
Federal Home Loan Bank advances	343	311	307	922	862
Subordinated debentures	44	42	42	128	152
Other short-term borrowings	1	1	1	3	3
Total interest expense	700	680	783	1,985	2,388
Net interest income	3,904	4,056	3,861	11,836	11,038
Provision for loan losses	100	50	—	255	—
Net interest income after provision for loan losses	3,804	4,006	3,861	11,581	11,038
Service charges on deposit accounts	86	79	102	241	313
ATM and debit card fees	114	115	111	332	325
Wire transfer fees	102	91	71	271	175
Earnings on bank owned life insurance, net	107	107	109	319	322
Net gains on mortgage banking activities	235	274	204	639	558
Loan servicing fees, net	49	48	37	110	93
Net gains on security sales	18	31	8	99	108
Net gains (losses) on other assets	(21)	36	(17)	25	(101)
Other income	9	33	62	79	152
Total noninterest income	699	814	687	2,115	1,945
Salaries and employee benefits	1,928	1,893	1,814	5,755	5,297
Occupancy and equipment	411	435	407	1,314	1,312
Data processing	161	154	137	468	444
Bank examination fees	73	103	41	288	201
Advertising	74	70	53	226	170
FDIC insurance	69	62	76	201	236
Collection and other real estate owned	95	65	52	191	179
Amortization of intangible assets	13	13	18	40	54
Other expenses	350	376	324	1,127	1,115
Total noninterest expense	3,174	3,171	2,922	9,610	9,008
Income before income tax expense	1,329	1,649	1,626	4,086	3,975
Income tax expense	258	325	285	739	570
Net income	$1,071	$1,324	$1,341	$3,347	$3,405

Earnings per share:
Basic	$0.21	$0.25	$0.25	$0.64	$0.63
Diluted	0.20	0.25	0.25	0.63	0.62

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LAPORTE BANCORP, INC.
Average Balance Sheets
(Unaudited)
(Dollars in thousands)

	For the Three Months Ended September 30,
	2015			2014
	Average Outstanding Balance	Interest	Yield/Cost (1)	Average Outstanding Balance	Interest	Yield/Cost (1)
Assets:
Loans (2)	$309,182	$3,841	4.97%	$298,318	$3,721	4.99%
Taxable securities	79,088	292	1.48	105,336	452	1.72
Tax exempt securities (3)	49,585	384	3.10	52,537	411	3.13
Federal Home Loan Bank stock	4,029	45	4.47	4,322	39	3.61
Fed funds sold and other interest-earning deposits	32,158	42	0.52	16,387	21	0.51
Total interest-earning assets	474,042	4,604	3.88	476,900	4,644	3.90
Noninterest-earning assets	42,475			43,314
Total assets	$516,517			$520,214

Liabilities and equity:
Savings deposits	$64,614	$8	0.05%	$63,595	$9	0.06%
Money market accounts	57,168	57	0.40	69,523	65	0.37
Interest-bearing checking	74,727	43	0.23	56,387	31	0.22
Certificates of deposit and IRAs	102,047	204	0.80	106,721	328	1.23
Total interest bearing deposits	298,556	312	0.42	296,226	433	0.58
Federal Home Loan Bank advances	61,697	343	2.22	75,603	307	1.62
Subordinated debentures	5,155	44	3.41	5,155	42	3.26
Other short-term borrowings	465	1	0.86	626	1	0.64
Total borrowings	67,317	388	2.31	81,384	350	1.72
Total interest-bearing liabilities	365,873	700	0.77	377,610	783	0.83
Noninterest-bearing demand deposits	61,143			55,213
Other liabilities	5,906			5,156
Total liabilities	432,922			437,979
Equity	83,595			82,235
Total liabilities and equity	$516,517			$520,214

Net interest income		$3,904			$3,861
Net interest rate spread			3.11%			3.07%
Net interest-earning assets	$108,169			$99,290
Net interest margin			3.29%			3.24%
Average interest-earning assets to interest-bearing liabilities			129.56%			126.29%

(1)	Annualized, as applicable.
(2) The average balance of loans includes loans held for sale and nonperforming loans, interest on which is recognized on a cash basis.
(3) No tax-equivalent yield adjustments have been made.

LaPorte Bancorp, Inc. - Page 11

	For the Nine Months Ended September 30,
	2015			2014
	Average Outstanding Balance	Interest	Yield/Cost (1)	Average Outstanding Balance	Interest	Yield/Cost (1)
Assets:
Loans (2)	$308,769	$11,378	4.91%	$280,589	$10,492	4.99%
Taxable securities	86,937	1,051	1.61	113,082	1,500	1.77
Tax exempt securities (3)	50,841	1,181	3.10	52,433	1,239	3.15
Federal Home Loan Bank stock	4,162	130	4.16	4,357	132	4.04
Fed funds sold and other interest-earning deposits	19,728	81	0.55	17,832	63	0.47
Total interest-earning assets	470,437	13,821	3.92	468,293	13,426	3.82
Noninterest-earning assets	42,523			43,675
Total assets	$512,960			$511,968

Liabilities and equity:
Savings deposits	$64,423	$26	0.05%	$63,610	$27	0.06%
Money market accounts	57,711	167	0.39	68,243	189	0.37
Interest-bearing checking	64,249	109	0.23	54,805	90	0.22
Certificates of deposit and IRAs	104,354	630	0.80	107,863	1,065	1.32
Total interest bearing deposits	290,737	932	0.43	294,521	1,371	0.62
Federal Home Loan Bank advances	68,733	922	1.79	71,996	862	1.60
Subordinated debentures	5,155	128	3.31	5,155	152	3.93
Other secured borrowings	846	3	0.47	821	3	0.49
Total borrowings	74,734	1,053	1.88	77,972	1,017	1.74
Total interest-bearing liabilities	365,471	1,985	0.72	372,493	2,388	0.85
Noninterest-bearing demand deposits	58,061			52,580
Other liabilities	6,262			5,223
Total liabilities	429,794			430,296
Equity	83,166			81,672
Total liabilities and equity	$512,960			$511,968

Net interest income		$11,836			$11,038
Net interest rate spread			3.20%			2.97%
Net interest-earning assets	$104,966			$95,800
Net interest margin			3.35%			3.14%
Average interest-earning assets to interest-bearing liabilities			128.72%			125.72%

(1)	Annualized, as applicable.
(2) The average balance of loans includes loans held for sale and nonperforming loans, interest on which is recognized on a cash basis.
(3) No tax-equivalent yield adjustments have been made.

LaPorte Bancorp, Inc. - Page 12

LAPORTE BANCORP, INC.
Balance Sheet Data and Financial Ratios
(Unaudited)
(Dollars in thousands)

	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014
Balance Sheet Data
Total assets	$544,692	$521,183	$527,189	$518,616	$510,597
Cash and cash equivalents	11,458	10,526	11,221	8,698	6,811
Interest-earning time deposits in other financial institutions	13,356	6,125	5,635	6,615	6,385
Investment securities	124,857	133,746	140,600	155,223	157,831
Loans held for sale, at fair value	1,356	1,594	512	763	2,509
Loans	356,327	331,606	331,920	309,726	299,440
Allowance for loan losses	3,677	3,730	3,675	3,595	3,746
Federal Home Loan Bank stock	4,029	4,029	4,275	4,275	4,275
Deposits	340,127	351,598	352,704	340,768	343,054
Federal Home Loan Bank advances	88,992	75,007	80,000	84,919	75,000
Other borrowings	25,063	5,155	5,655	5,155	5,155
Shareholders’ equity	84,352	83,344	83,053	82,388	82,158

Performance Ratios
Book value per share	$15.15	$14.91	$14.77	$14.52	$14.62
Tangible book value per share	13.61	13.37	13.24	13.00	13.08
Return on average assets (QTD annualized)	0.83%	1.02%	0.76%	0.79%	1.03%
Return on average equity (QTD annualized)	5.12	6.37	4.60	4.86	6.52
Net interest margin (QTD annualized)	3.29	3.41	3.36	3.27	3.24
Efficiency ratio	68.96	65.11	72.91	77.61	64.25

Credit Quality
Total nonperforming assets	$4,188	$4,446	$4,942	$5,072	$4,919
Total nonperforming loans	3,630	3,888	4,191	4,423	4,601

Asset Quality Ratios
Nonperforming assets to total assets	0.77%	0.85%	0.94%	0.98%	0.96%
Nonperforming loans to total loans	1.02	1.17	1.26	1.43	1.54
Allowance for loan losses to nonperforming loans	101.29	95.94	87.69	81.28	81.42
Allowance for loan losses to total loans	1.03	1.12	1.11	1.16	1.25
Net charge-offs to average loans outstanding (QTD annualized)	0.20	—	0.03	—	0.02

LaPorte Bancorp, Inc. - Page 13

LAPORTE BANCORP, INC.
Nonperforming Assets
(Unaudited)
(Dollars in thousands)

	September 30, 2015	December 31, 2014
Nonaccrual loans:
Commercial:
Real estate	$1,186	$825
Land	1,321	1,577
Total commercial	2,507	2,402
Mortgage	993	1,252
Home equity	62	7
Total nonaccruing troubled debt restructured loans	66	762
Total nonaccrual loans	3,628	4,423

Loans greater than 90 days delinquent and still accruing:
Home equity	2	—
Total nonperforming loans	3,630	4,423

Foreclosed assets:
Commercial:
Real estate	$—	$67
Land	512	512
Total commercial	512	579
Mortgage	46	25
Residential construction – land	—	45
Total foreclosed assets	558	649
Total nonperforming assets	$4,188	$5,072

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will,” “expected,” “believe,” and “prospects,” involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. LaPorte Bancorp, Inc. undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.